Exhibit (i)

April 17, 2006

Lifetime Achievement Fund, Inc.

15858 West Dodge Road, Suite 310

Omaha, Nebraska 68118

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of a Registration Statement on Form N-1A (Registration Nos. 333-95817 and 811-09749) (the “Registration Statement”) relating to the sale by you of up to one billion shares of common stock, $0.002 par value (the “Shares”), of Lifetime Achievement Fund, Inc. (the “Company”) in the manner set forth in the Registration Statement (and the Prospectus of the Company included therein).

We have examined: (a) the Registration Statement (and the Prospectus of the Company included therein), (b) the Company’s Articles of Incorporation, as amended and restated, and Amended and Restated By-Laws, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.